                         QUIZNO'S(R)Profitable in 3rd Q Fiscal 2001

      DENVER, Colo. - August 21, 2001 - The Quizno's Corporation (NASDAQ: Quiz) announced a profit of  $497,060 net income applicable to common shareholders, or $.16 per diluted share, in the 3rd quarter of fiscal 2001 ending June 30, compared to a profit of $308,038 net income applicable to common shareholders, or $.09 per diluted share, for the same period ended June 30, 2000.

      The Company, which franchises and owns and operates Quizno's Subs restaurants, reported it sold a record number of 198 franchises, including 13 internationally, in the quarter.  The Company also awarded the master franchise rights to develop Quizno's in South
Korea in the 3rd quarter.

      The Company reported a loss of $1.2 million, or $.49 per diluted share, for the first nine months of this fiscal year, compared to a profit of $823,181, or $.24 per diluted share, for the comparable nine months of 2000.  The loss was due to non-recurring expenses of $3.4 million posted in the 1st quarter of 2001.  The Company's core business of franchise operations and Company restaurants has remained profitable in 2001 year-to-date.

      Total revenue in the 3rd quarter was $13 million, up 15 percent over $11.3 million in the same quarter of 2000.  Year-to-date revenue was up 30 percent to $38.7 million in the nine months ending June 30, 2001, compared to $29.8 million for the nine months ended June
30, 2000.

      A total of 92 new Quizno's Subs restaurants opened in the 3rd quarter, including four internationally, bringing the total Quizno's operating throughout the U.S. and Puerto Rico and in eight foreign countries to 1,241.  Today, there are just under 1,300 Quizno's open.

      Domestic system wide sales grew to $107 million in the recent quarter, up 48 percent over the $72 million in the same quarter of 2000.  Domestic same store sales were up 4.2 percent year-to-date at the end of June.

Certain information in this release are forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future in a material way. Such risks and uncertainties include, without limitation, the effect of national and regional economic and market conditions in the U.S. and the other countries in which we franchise Restaurants, costs of labor and employee benefits, costs of marketing, the success or failure of marketing efforts, costs of food and non-food items used in the operation of the Restaurants, intensity of competition for locations and Franchisees, as well as customers, perception of food safety, spending patterns and demographic trends, legal claims and litigation, the availability of financing for the Company and its
Franchisees at reasonable rates, the availability and cost of land and construction, legislation and governmental regulations, and accounting policies and practices.  Many of these risks are beyond the control of the Company. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the Report on Form 10-KSB for the year ended September 30, 2000.

For More Information Contact:
Sue Hoover, EVP Corporate Communications
The Quizno's Corporation
720-359-3374